Exhibit 99.10

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, DC 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

(Exact name of registrant as specified in its charter)

Florida	57934	20-4486142
(State of Incorporation)	(FDIC Certificate Number)	(IRS Employer Identification No.)

400 North Federal Highway, Pompano Beach, Florida		33062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 315-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

STONEGATE BANK

FORM 8-K

CURRENT REPORT

Item 7.01	Regulation FD

On March 7, 2017, Stonegate Bank (“Stonegate”) completed its acquisition of Insignia Bank, a Florida-chartered commercial bank (“Insignia”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 25, 2016, by and between Stonegate and Insignia. In accordance with the Merger Agreement, Stonegate acquired Insignia through the merger of Insignia with and into Stonegate (the “Merger”). Stonegate was the surviving bank following the Merger. The Merger became effective at 5:01 p.m., Pompano Beach, Florida time, on March 7, 2017 (the “Effective Time”). Stonegate issued a press release announcing the completion of the Merger, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

Pursuant to the terms of the Merger Agreement, each share of Insignia common stock, $5.00 par value per share (excluding shares held by Stonegate or Insignia, in each case other than in a fiduciary capacity or as a result of debts previously contracted), was cancelled and automatically converted into the right to receive common stock of Stonegate, and cash in lieu of fractional shares, as applicable. The value of the Per Share Consideration (the value of the consideration paid in exchange for each share of Insignia common stock, as such term is defined in the Merger Agreement) was approximately $17.95 or 0.3799 shares of Stonegate’s common stock for each share of Insignia common stock, plus cash in lieu of any fractional shares. Based on the closing price of Stonegate’s common stock on March 7, 2017 of $47.25 the total consideration paid in connection with the merger was valued at approximately $48.1 million.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Stonegate’s Current Report on Form 8-K filed on August 25, 2016 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated March 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEGATE BANK

Date:	March 7, 2017	By:	/s/ Sharon Jones
Sharon Jones
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated March 7, 2017.

Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS:

Dave Seleski (dseleski@stonegatebank.com)

Stonegate Bank

(954) 315-5510

Stonegate Bank Completes Acquisition of

Insignia Bank

POMPANO BEACH, Fla. (March 7, 2017). Stonegate Bank (Nasdaq: SGBK) announced today the completion of its acquisition of Insignia Bank. The combined bank will report approximately $3.1 billion in total assets after giving effect to the merger.

“Today, which marks the 12th anniversary of Stonegate Bank, we are pleased to welcome Insignia Bank and its customers into the Stonegate family,” said Dave Seleski, President and CEO of Stonegate. “This acquisition will make Stonegate the largest community bank in Sarasota County with over $455 million in deposits.”

About Stonegate

Stonegate Bank is a full-service commercial bank, providing a wide range of business and consumer financial products and services through its 25 banking offices in its target marketplace of South and West Florida, which is comprised primarily of Broward, Charlotte, Collier, Hillsborough, Lee, Miami-Dade, Palm Beach and Sarasota Counties in Florida. As of December 31, 2016, Stonegate Bank had $2.9 billion in assets and $2.4 billion in deposits. Stonegate Bank’s principal executive office and mailing address is 400 North Federal Highway, Pompano Beach, Florida 33062 and its telephone number is (954) 315-5500.